Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
SECOND QUARTER 2007 RESULTS

–  Company Reports Total Net Revenue of $603 Million  –

–  GAAP EPS of $0.33 and Adjusted EPS of $0.34 –

CORONA, CA – August 2, 2007 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its second quarter ended June 30, 2007.

Net revenue for the second quarter 2007 was $603.0 million and net income was $36.4 million, or $0.33 per diluted share.  Excluding special items as detailed in the reconciliation table below, adjusted net income for the second quarter was $37.9 million, or $0.34 per diluted share.

Excluding special items as detailed in the EBITDA reconciliation table below, adjusted EBITDA for the second quarter 2007 was $136.6 million.

Cash flow from operations was $111.0 million for the second quarter and $199.2 million for the first six months of 2007, respectively.  During the second quarter, the Company made $100 million in debt prepayments.  Cash and marketable securities were $85.4 million as of June 30, 2007.

“I am pleased with the solid financial performance we reported this quarter,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “We continue to make good progress on the strategic initiatives we have in place to expand the pipeline, enhance operating efficiencies and reduce our overall cost structure.  The groundwork that was laid several years ago is yielding results and will ensure our long-term growth and success.”

“Our generic pipeline is one of the strongest in the industry, and our brand business is poised for growth, with two promising urology products completing late stage development this year.  As we move into the second half of the fiscal year and into 2008, we remain excited about the many opportunities in front of us,” concluded Dr. Chao.

For the six months ended June 30, 2007, net revenue increased 39 percent to $1,274.6 million, as compared to $917.6 million for the first six months of 2006.  Net income for the first six months of 2007 was $68.0 million, or $0.62 per diluted share, as compared to net income of $9.6 million, or $0.09 per diluted share, for the same period of 2006.  On an adjusted basis, as detailed in the attached reconciliation table, net income for the first six months of 2007 was $75.2 million, or $0.68 per diluted share, as compared to adjusted net income of $49.2 million, or $0.45 per diluted share, for the same period of 2006.

Second Quarter and Six Month Business Segment Results

Generic Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; $ in thousands)	2007	2006	2007	2006
Generic segment contribution
Product sales	$327,446	$419,441	$738,921	$740,856
Other revenue	18,195	990	31,345	1,665
Net revenue	345,641	420,431	770,266	742,521
Cost of sales	210,342	306,564	482,965	523,948
Gross profit	135,299	113,867	287,301	218,573
Gross margin	39.1%	27.1%	37.3%	29.4%

Research and development	23,968	18,124	50,481	38,619
Selling and marketing	13,197	13,526	27,746	26,464
Segment contribution	$98,134	$82,217	$209,074	$153,490
Segment margin	28.4%	19.6%	27.1%	20.7%

Generic segment net revenue for the second quarter of 2007 decreased 18 percent or $74.8 million to $345.6 million, compared to $420.4 million in the prior year period.

Generic product sales for the second quarter of 2007 decreased $92.0 million to $327.4 million, primarily due to the loss of revenue from oxycodone HCl controlled-release tablets, following the termination of a distribution agreement, and lower sales of pravastatin sodium tablets.  This was offset in part by the addition of product revenue resulting from the Company’s recently acquired Florida operations.  Sales of generic oral contraceptives increased $12.8 million to $91.4 million.

Other revenue increased $17.2 million to $18.2 million, due primarily to the addition of commission revenue related to fentanyl citrate and the addition of royalties from GlaxoSmithKline’s sales of Wellbutrin XL® 150 mg.

Gross margin for the Generic segment increased from 27.1 percent in the second quarter 2006 to 39.1 percent in the second quarter 2007 due to the increase in other revenue and lower sales of authorized generics.

Watson currently has over 70 ANDAs on file, including 15 products that have received tentative approval.

Brand Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; $ in thousands)	2007	2006	2007	2006
Brand Segment Contribution
Product sales	$96,924	$88,051	$187,562	$171,288
Other revenue	13,809	1,874	24,711	3,780
Net revenue	110,733	89,925	212,273	175,068
Cost of sales	26,795	24,296	52,010	41,666
Gross profit	83,938	65,629	160,263	133,402
Gross margin	75.8%	73.0%	75.5%	76.2%

Research and development	11,535	13,001	22,830	22,343
Selling and marketing	26,373	29,765	52,784	58,740
Segment contribution	$46,030	$22,863	$84,649	$52,319
Segment margin	41.6%	25.4%	39.9%	29.9%

Brand segment net revenue for the second quarter of 2007 increased 23 percent, or $20.8 million to $110.7 million, compared to $89.9 million in the prior year period due to increases in both Brand product sales and other revenue.

Brand product sales for the second quarter of 2007 increased 10 percent or $8.9 million to $96.9 million, primarily due to increased sales of Androderm® and Oxytrol®.  Other revenue increased $11.9 million to $13.8 million, due to the addition of revenue related to the promotion of AndroGel® and other product revenue resulting from the Andrx acquisition.

Gross margin for the Brand segment increased from 73.0 percent in the second quarter 2006 to 75.8 percent in the second quarter 2007 due primarily to the increase in other revenue.

In Watson’s brand product pipeline, the Company has completed the long term safety study of its Phase 3 silodosin program, a product for benign prostatic hyperplasia, and anticipates completion of its Phase 3 studies on a new gel formulation of oxybutynin for overactive bladder in the third quarter 2007.  New drug applications are expected to be submitted for both products in the first half of 2008.

Distribution Segment Information

	Three Months Ended	Six Months Ended
(Unaudited; $ in thousands)	June 30, 2007	June 30, 2007
Distribution segment contribution
Product sales	$146,631	$292,071
Other revenue	—	—
Net revenue	146,631	292,071
Cost of sales	123,301	250,183
Gross profit	23,330	41,888
Gross margin	15.9%	14.3%

Research and development	—	—
Selling and marketing	12,327	26,530
Total operating expenses	12,327	26,530
Segment contribution	$11,003	$15,358
Segment margin	7.5%	5.3%

Distribution segment net revenue for the second quarter of 2007 was $146.6 million, up slightly from $145.4 million reported in the first quarter 2007.

Gross margin for the Distribution segment improved from 12.8 percent in the first quarter 2007 to 15.9 percent in the second quarter 2007.  Cost of sales for the first quarter 2007 included $2.5 million in Andrx acquisition-related inventory charges.

Other Operating Expenses

Consolidated general and administrative expenses for the second quarter of 2007 increased  $17.8 million to $45.3 million, compared to $27.5 million in the prior year period, primarily due to the Andrx acquisition.

2007 Financial Outlook

Watson’s forecasts are based on the Company’s actual results for the first six months of 2007, and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches.  The current forecast excludes approximately $11 million ($6.8 million net of tax, or $0.06 per diluted share) of costs associated with the Andrx acquisition and other non-operating gains and losses.

Watson estimates total net revenue for the full year of 2007 at approximately $2.5 billion.

Net Revenue Estimates by Segment

For the Twelve Months Ended December 31, 2007

(in millions)
Generic Segment	Approximately $1.5 Billion
Brand Segment	$400 - $420 Million
Distribution	$575 - $615 Million

Research and development investment for 2007 is expected to be approximately 6 percent of total revenue, due primarily to an increase in clinical study costs associated with Watson’s product pipeline.

Selling, general and administrative expenses for 2007 are expected to be approximately 16.5 percent of total revenue.

Adjusted earnings per diluted share for 2007 is expected to be between $1.25 and $1.30. Excluding special items as detailed in the EBITDA reconciliation table below, adjusted EBITDA is expected to be between $527 and $547 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss 2007 second quarter results, projections for the remainder of 2007 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 6242338.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Daylight Time, Friday, August 10, 2007.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful integration of strategic transactions, including the Company’s March 16, 2006 acquisition of Sekhsaria Chemicals, Ltd. and its November 3, 2006 acquisition of Andrx Corporation; the ability to timely resolve with FDA the pending Official Action Indicated status of the Davie, Florida manufacturing facility; the ability to timely and cost effectively integrate Watson and Andrx’s operations; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the Andrx Acquisition; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2006.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Wellbutrin XL® is a registered trademark of GlaxoSmithKline.

AndroGel® is a registered trademark of Solvay Pharmaceuticals, Inc.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2007 and 2006:

Table 1

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
		Restated*		Restated*

Net revenues	$603,005	$510,356	$1,274,610	$917,589
Cost of sales (excludes amortization, presented below)	360,438	330,860	785,158	565,614
Gross profit	242,567	179,496	489,452	351,975

Operating expenses:
Research and development	35,503	31,125	73,311	60,962
Selling, general and administrative	97,158	70,774	200,376	137,524
Amortization	44,159	41,101	88,092	82,201
Loss on asset impairment	—	66,981	—	66,981
Total operating expenses	176,820	209,981	361,779	347,668
Operating income (loss)	65,747	(30,485)	127,673	4,307

Other (expense) income:
Early extinguishment of debt	(1,681)	195	(4,410)	(525)
Interest income	1,803	6,913	4,732	13,165
Interest expense	(11,475)	(3,322)	(25,351)	(6,623)
Other income	3,034	1,561	6,437	5,076
Total other (expense) income, net	(8,319)	5,347	(18,592)	11,093

Income (loss) before income taxes	57,428	(25,138)	109,081	15,400
Provision (benefit) for income taxes	21,019	(9,527)	41,060	5,837
Net income (loss)	$36,409	$(15,611)	$68,021	$9,563

Diluted earnings (loss) per share	$0.33	$(0.15)	$0.62	$0.09

Diluted weighted average shares outstanding	117,080	101,666	116,909	102,125

*Net income (loss) for 2006 has been restated for earnings on equity method investments to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 18,“The Equity Method of Accounting for Investments in Common Stock” (“APB 18”).

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006:

Table 2

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	June 30,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$74,852	$154,171
Marketable securities	10,513	6,649
Accounts receivable, net	301,602	384,692
Inventories	553,869	517,236
Other current assets	153,734	198,928
Property and equipment, net	694,440	697,415
Investments and other assets	133,366	131,725
Product rights and other intangibles, net	691,560	779,284
Goodwill	875,443	890,477
Total Assets	$3,489,379	$3,760,577

Liabilities & Stockholders’ Equity
Current liabilities	$459,846	$689,929
Long-term debt	974,276	1,124,145
Deferred income taxes and other liabilities	290,361	266,115
Stockholders’ equity	1,764,896	1,680,388
Total liabilities and stockholders’ equity	$3,489,379	$3,760,577

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006:

Table 3

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Six Months Ended
	June 30,
	2007	2006
		Restated*
Cash Flows from Operating Activities:
Net income	$68,021	$9,563
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	125,613	106,770
Non-cash impairment charges	—	66,981
Deferred income tax benefit	(20,188)	(61,887)
Provision for inventory reserve	26,946	10,701
Restricted stock and stock option compensation	6,910	6,653
Other adjustments to reconcile net income to net cash provided	2,034	(6,223)
Changes in assets and liabilities:
Accounts receivable, net	86,090	(13,618)
Inventories	(67,980)	(38,542)
Accounts payable and accrued expense	(76,366)	84,425
Income taxes payable	18,058	35,106
Prepaids and other changes to assets and liabilities	30,104	(3,704)
Total adjustments	131,221	186,662
Net cash provided by operating activities	199,242	196,225
Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(35,833)	(18,481)
Acquisition of business, net of cash acquired	—	(29,664)
Other	(2,019)	(3,604)
Net cash used in investing activities	(37,852)	(51,749)
Cash Flows from Financing Activities:
Payments on term loan and long-term debt	(251,881)	(18,799)
Proceeds from stock plans	11,172	7,283
Net cash used in financing activities	(240,709)	(11,516)
Net (decrease) increase in cash and cash equivalents	(79,319)	132,960
Cash and cash equivalents at beginning of period	154,171	467,451
Cash and cash equivalents at end of period	$74,852	$600,411

*Net income for 2006 has been restated for earnings on equity method investments to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with APB 18.

The following table presents a reconciliation of reported net income and earnings per diluted share to adjusted net income and earnings per share for the three and six months ended June 30, 2007 and 2006:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
		Restated*		Restated*
GAAP to adjusted net income calculation

Reported GAAP net income (loss)	$36,409	$(15,611)	$68,021	$9,563
Adjusted for:
Acquisition charges	2,217	(12)	9,578	81
Gain on sale of securities	(683)	—	(2,472)	(3,695)
Loss on asset impairment	—	66,981	—	66,981
Early extinguishment of debt	1,681	(195)	4,410	525
Legal settlement	(842)	—	158	—
Income taxes	(869)	(25,307)	(4,478)	(24,229)
Adjusted net income	37,913	25,856	75,217	49,226
Add: Interest expense on CODES, net of tax	2,058	1,784	4,001	3,459
Adjusted net income, adjusted for interest on CODES	$39,971	$27,640	$79,218	$52,685

Diluted earnings per share - GAAP

Diluted earnings per share - GAAP	$0.33	$(0.15)	$0.62	$0.09

Basic weighted average common shares outstanding	102,093	101,666	102,178	101,742
Effect of dilutive securities:
Conversion of CODES	14,357	—	14,357	—
Dilutive stock options	630	—	374	383
Diluted weighted average common shares outstanding	117,080	101,666	116,909	102,125

Diluted earnings per share - Adjusted

Diluted earnings per share - Adjusted	$0.34	$0.24	$0.68	$0.45

Basic weighted average common shares outstanding	102,093	101,666	102,178	101,742
Effect of dilutive securities:
Conversion of CODES	14,357	14,357	14,357	14,357
Dilutive stock options	630	181	374	383
Diluted weighted average common shares outstanding	117,080	116,204	116,909	116,482

* Net income (loss) for 2006 has been restated for earnings on equity method investments to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with APB 18.

The following table presents a reconciliation of reported net income for the three and six months ended June 30, 2007 and 2006 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
		Restated*		Restated*

GAAP net income (loss)	$36.4	$(15.6)	$68.0	$9.6
Plus:
Interest expense	11.5	3.3	25.4	6.6
Interest income	(1.8)	(6.9)	(4.7)	(13.2)
Provision (benefit) for income taxes	21.0	(9.5)	41.0	5.9
Depreciation	19.5	12.4	37.5	24.5
Amortization	44.1	41.1	88.1	82.2
EBITDA	130.7	24.8	255.3	115.6
Adjusted for:
Non-cash impairment charges	—	67.0	—	67.0
Share-based compensation	3.5	3.8	6.9	6.7
Acquisition related charges	2.2	—	9.6	0.1
Litigation charge	(0.8)	—	0.2	—
Early extinguishment of debt	1.7	(0.2)	4.4	0.5
Gain on sales of securities	(0.7)	—	(2.5)	(3.7)
Adjusted EBITDA	$136.6	$95.4	$273.9	$186.2

*Net income (loss) for 2006 has been restated for earnings on equity method investments to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with APB 18.